Exhibit 99.1

Investor Contact:	Media Contact:
Mark Kimbrough	Ed Fishbough
(615) 344-2688	(615) 344-2810

HCA APPOINTS DR. WAYNE J. RILEY TO ITS BOARD OF DIRECTORS

NASHVILLE, Tenn., December 28, 2011 – HCA (NYSE:HCA) today announced that Wayne J. Riley, M.D., President and CEO of Meharry Medical College, has been named an independent director of HCA’s board, effective January 1, 2012. With his addition, HCA’s board of directors increases from 12 to 13.

“Dr. Riley has a strong background in academic medicine, primary care, health policy and health administration,” said Richard M. Bracken, Chairman and Chief Executive Officer of HCA. “He is a highly respected health leader, and we are pleased to welcome him to our board of directors.”

Under Dr. Riley’s leadership, Meharry Medical College in Nashville—the country’s largest private, historically black academic health center for educating health professionals and scientists—has enhanced its clinical, academic and research programs as well as increased community, national and philanthropic engagement. Since Dr. Riley’s appointment to Meharry in 2007, the school has established three U.S. Department of Veterans Affairs outpatient clinics, created the Robert Wood Johnson Foundation Center for Health Policy, and received accreditation for its public health master’s degree program.

Dr. Riley holds the academic rank of Professor of Internal Medicine at Meharry and at Vanderbilt University School of Medicine and is also a Senior Health Policy Associate at the Robert Wood Johnson Foundation Health Policy Center at Meharry. He is a Diplomate of the American Board of Internal Medicine and a Master of the American College of Physicians. He earned a Bachelor of Arts from Yale University, a Master of Public Health in Health Systems Management from Tulane University School of Public Health & Tropical Medicine, an M.D. from the Morehouse School of Medicine and an MBA from Rice University’s Jesse H. Jones Graduate School of Business.

Prior to his current role at Meharry, Dr. Riley, 52, served as a corporate officer of the Baylor College of Medicine where he was Vice President and Vice Dean for Health Affairs and Governmental Relations.

###

All references to “Company” and “HCA” as used throughout this release refer to HCA Holdings, Inc. and its affiliates.